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                                                                     Exhibit 8.1



March 28, 2002




D&E Communications, Inc.                           Conestoga Enterprises, Inc.
124 East Main Street                               202 East First Street
P.O. Box 458                                       Birdsboro, PA  19508
Ephrata, PA 17522

Re:   REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

We have acted as counsel to D&E Communications, Inc., a Pennsylvania corporation ("Parent"), in connection with the acquisition (the "Acquisition") of Conestoga Enterprises, Inc., a Pennsylvania corporation ("Company"), pursuant to the Amended and Restated Agreement and Plan of Merger dated as of January 9, 2002 (the "Agreement") among Parent, D&E Acquisition Corp., a Pennsylvania corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Company. At your request, we have examined the form of Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission on January 9, 2002 (the "Registration Statement"), in connection with the registration of the shares of Parent's common stock to be issued to the shareholders of the Company upon consummation of the Acquisition.

In rendering this opinion, we have reviewed (without any independent investigation) the Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate. We have assumed that the Acquisition will be consummated in accordance with the Agreement. In addition, we have relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations, and warranties contained in the Agreement and the Registration Statement. We also have assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof.

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D&E Communications, Inc.
Conestoga Enterprises, Inc.

March 28, 2002

Page 2


Our opinion represents our best judgment regarding the application of United States federal income tax laws under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations, and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. In addition, our opinion is subject to the qualifications, conditions, and assumptions in the discussion set forth under the caption "Material Federal Income Tax Consequences," in the Registration Statement.

No assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. In addition, we undertake no responsibility to advise you of any new developments in the application or interpretation of the applicable federal income tax laws or the effect of any such developments on this opinion letter. Furthermore, in the event any one of the statements, representations, warranties, or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

Based solely on and subject to the foregoing, the discussion set forth in the Registration Statement under the caption "Material Federal Income Tax Consequences," to the extent that it relates to matters of United States federal income tax law, is the opinion of Morgan, Lewis & Bockius LLP.

This opinion addresses only the matters described above, and does not address any other federal, state, local, or foreign tax consequences that may result from the Acquisition or any transaction undertaken in connection with the Acquisition.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and further consent to the use of our name under the caption "Material Federal Income Tax Consequences" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act.

Very truly yours,



/s/ Morgan, Lewis & Bockius LLP